Exhibit 10.36

HISTOGENICS CORPORATION

830 Winter Street

Waltham, MA 02451

January 30, 2015

Dear Dr. Lynch:

This letter (the “Agreement”) is to confirm the agreement between you and Histogenics Corporation (the “Company”) in connection with the termination of your employment with the Company.

1.	Termination Date. Your employment with the Company terminated without Cause (as that term is defined in your employment offer letter with the Company that you executed on October 10, 2013 (the “Offer Letter”)) on January 30, 2015 (the “Termination Date”).

2.	Effective Date and Revocation. You agree that you were provided the original version of this agreement on January 30, 2015 and you had 21 days after you received that original agreement to review it (the “Release Deadline”). We remind you that it was subsequently agreed that you have until February 26, 2015 to review and sign this Agreement and return it to me. You are advised to consult an attorney of your own choosing before signing this Agreement. Furthermore, you have up to seven (7) days after you sign this Agreement to revoke it. If you wish to revoke this Agreement after signing it, you may do so by delivering a letter of revocation to me. If you do not revoke this Agreement, the eighth day after the date you sign it will be the “Effective Date.” Because of the seven-day revocation period, no part of this Agreement will become effective or enforceable until the Effective Date.

3.	Salary, Vacation Pay and Expense Reimbursements. On January 30, 2015, the Company paid you $12,106.33, less all applicable withholdings. This amount represents all of your unpaid salary earned through the Termination Date. On January 30, 2015, the Company also paid you a separate payment of $6,971.15, less all applicable withholdings, which equals all of your 50 hours of unused vacation time or paid time off (“PTO”) accrued through the Termination Date. In addition, the Company confirms that, subject to review for conformance with its expense reimbursement policies, the Company will reimburse you the value of your documented, approved expense reimbursements, reports that were received by the Company on February 6, 2015, according to the normal Company process of reimbursing employee expenses. You acknowledge that the only payments and benefits that you are entitled to receive from the Company in the future are those specified in this Agreement.

4.

Severance Pay. Pursuant to the terms set forth in the Offer Letter, the Company will continue to pay you an amount equal to your current base salary for a period of 12 months after the Termination Date (the “Severance Period”) in accordance with the Company’s standard payroll procedures, starting after the Effective Date. The aggregate amount of these payments equals $290,000, less all applicable withholdings. These payments will commence within 30 days of the Release Deadline and, once they commence, they will be retroactive to the Termination Date. If you engage in any breach of any obligation under this Agreement, , the Company may withhold future severance payments upon providing you with a written description of the claimed breach and the resulting harm and providing you with an opportunity of not less than five (5) business days to respond. The Parties agree that they (and/or their lawyers) will confer in good faith as part of this process before any severance payments are ceased. However, in such event, this Agreement shall remain in full force and effect.

5.	Transition Assistance. You agree that, for six (6) months during the Severance Period, you will make yourself reasonably available to the Company for up to eight (8) hours per month solely to provide your historical knowledge of and historical perspective on the Company’s clinical trials of which you have knowledge (the “Assistance”) by way of phone calls, requested by and scheduled in advance at mutually convenient times, with Laura Mondano, Vice President Quality and Regulatory, who shall be your sole point of contact with the Company for this purpose. The Company and you agree that your responsibility in these calls will be solely to provide factual responses to Ms. Mondano’s requests for Assistance and that the Company will not, through Ms. Mondano, engage in discussion as to any other matters. In addition, you agree that, should you receive communications from other Company employees seeking any type of transition assistance from you, you will redirect those inquiries to Ms. Mondano and provide through her what Assistance you are able to provide.

6.	COBRA Premiums. You acknowledge that, on January 31, 2015, you received information about your right to continue your group health insurance coverage under the Consolidated Omnibus Budget Reconciliation Act (“COBRA”) after the Termination Date. In order to continue your coverage, you must file the required election form. If you sign and do not revoke this Agreement and elect to continue group health insurance coverage, then the Company will pay the employer portion of the monthly premium under COBRA for you and, if applicable, your dependents until the earliest of (a) January 30, 2016, (b) the expiration of your continuation coverage under COBRA, or (c) the date when you receive substantially equivalent health insurance coverage in connection with new employment or self-employment.

7.	Additional Payments. If you sign and do not revoke this Agreement, the Company will also pay you the following three payments within 10 days of the Effective Date: (a) a 2014 Objectives Achievement Bonus of $66,169, less all applicable withholdings; (b) an IPO Bonus of $15,000, less all applicable withholdings; and (c) a payment of $59,000, less all applicable withholdings to resolve an issue concerning the grant of stock options to you.

8.

Stock Option. On December 11, 2013 the Company granted you an option (the “Option”) to purchase up to 27,767 (which reflects a 10.804-to-1 reverse stock split effected after the date of such grant) shares of the Company’s Common Stock on terms and conditions specified in that certain Notice of Stock Option Award and Stock Option Award Terms (the “Option Agreement”). As of the Termination Date, the Option is vested with respect to 9,255 shares. Pursuant to the terms of the Option Agreement, the Option terminated with respect to all unvested shares as of the Termination Date and, unless exercised in accordance with the terms of the Option Agreement prior to such time, the Option shall

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terminate with respect to all vested shares on the date that is 90 days after the Termination Date. You acknowledge and agree that you have no stock or equity rights of any kind in the Company except as described under this Section 8.

9.	Release of All Claims. In consideration for the severance, COBRA and additional payments described in Paragraphs 4, 6 and 7 above, to the fullest extent permitted by law, you waive, release and promise never to assert any claims or causes of action, whether or not now known, against the Company or its predecessors, successors or past, present or future subsidiaries, stockholders, directors, officers, employees, consultants, attorneys, agents, assigns, insurers and employee benefit plans and their administrators and fiduciaries with respect to any matter, including (without limitation) any matter related to your employment with the Company or the termination of that employment, including (without limitation) claims to attorneys’ fees or costs, claims of wrongful discharge, constructive discharge, emotional distress, defamation, invasion of privacy, fraud, breach of contract (express or implied) or breach of the covenant of good faith and fair dealing, claims of discrimination, harassment retaliation and/or civil rights, claims relating to wages or compensation, claims under M.G.L. c. 149, §§148 and 150 (also known as the Massachusetts Wage Act), claims under Title VII of the Civil Rights Act of 1964, the Massachusetts Fair Employment Practices Act, the California Fair Employment and Housing Act, the Age Discrimination in Employment Act of 1967, the Americans with Disabilities Act and all other laws and regulations relating to employment. However, this release covers only those claims that arose prior to the execution of this Agreement and only those claims that may be waived by applicable law. Execution of this Agreement does not bar any claim that arises hereafter, including (without limitation) a claim for breach of this Agreement. In addition, nothing in this Agreement shall modify, waive or release any rights you may have under the terms of any applicable Company directors’ and officers’ insurance policy or other policy of insurance that would grant you insurance coverage.

The Company represents and warrants that, as of the date of your execution of this Agreement, it is not aware, in its exercise of due diligence, of any claims that the Company or any of its officers or directors in their capacities as such has against you related to or arising out of your work with the Company.

10.	Waiver. You expressly waive and release any and all rights and benefits under Section 1542 of the California Civil Code (or any analogous law of any other state), which reads as follows:

A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.

11.	Tax Compliance.

(a)	No payments shall be made under Sections 4, 6 or 7 of this Agreement unless and until you have had a “separation from service” within the meaning of Code Section 409A and as determined after applying the presumptions set forth in Treas. Reg. Section 1.409A-1(h)(1).

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(b)	Notwithstanding anything herein to the contrary, payments under this Agreement shall be considered and treated to the maximum extent possible as “separation pay” (within the meaning of Section 1.409A-1(b)(9) of the Treasury Regulations) and shall in all events be paid in full not later than the end of your second taxable year following the year you separate from service.

(c)	This Agreement shall in all events be interpreted and administered so as either to comply with or be exempt from Code Section 409A, and all provisions of this Agreement shall be applied in a manner consistent with the requirements for avoiding taxes and penalties under Code Section 409A. Without limiting the foregoing, any payments to you that can be treated as “separation pay” (within the meaning of Section 1.409A-1(b)(9) of the Treasury Regulations) shall be administered and treated as such and shall not be considered deferred compensation. In addition, each payment and benefit payable under this Agreement is intended to constitute a separate payment for purposes of Section 1.409A-2(b)(2) of the Treasury Regulations.

For purposes of this Agreement, “Code Section 409A” means Section 409A of the Internal Revenue Code of 1986, as amended, and the final Treasury Regulations and any other agency guidance promulgated thereunder.

12.	No Admission. Nothing contained in this Agreement will constitute or be treated as an admission by you or the Company of liability, any wrongdoing or any violation of law.

13.	Other Agreements. You will remain bound by (1) your Offer Letter dated September 23, 2013, and (2) the incorporated Confidential Information and Intellectual Property Assignment Agreement on their terms, which you signed on October on 10 and 15, 2013 respectively, copies of which are attached as Exhibit A, and (3) you and the Company will remain bound on its terms by the Indemnity Agreement entered into between you and the Company dated January 5, 2015, a copy of which is attached as Exhibit B. Except as expressly provided in this Agreement, this Agreement renders null and void all prior agreements between you and the Company and constitutes the entire agreement between you and the Company regarding the subject matter of this Agreement. This Agreement may be modified only in a written document signed by you and a duly authorized officer of the Company.

14.

No Disparagement. You agree that you will never make any negative or disparaging statements (orally or in writing) about the Company or its stockholders, directors, officers (including but not limited to Adam Gridley), employees, products, services or business practices, except as required by law. The Company agrees that the Company’s directors and officers will never make any negative or disparaging statements (orally or in writing) about you except as required by law. Notwithstanding the foregoing, nothing in this agreement is intended to or does prevent the Company’s Chief Executive Officer, in his capacity as such, and as necessary for legitimate business reasons, from discussing matters concerning your work for the Company with members of the Company’s Board of Directors or its senior management team. In addition, in response to any inquiries from parties outside of the Company regarding your termination from the Company, or for a reference about you and your employment with the Company, the Company, its Board of Directors, you and

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Adam Gridley will respond in substantially the form, and not inconsistently with the statement, set forth in Exhibit C hereto.

15.	Company Property. You represent that, as of the date of the execution of this Agreement, you have sent to the Company all property that belongs to the Company, including (without limitation) your work computer, originals and copies of all documents that belong to the Company and all files stored on your home computer consisting of emails, documents or other information belonging to the Company, which electronic documents you have sent to the Company on a USB drive and deleted from your computer and any other devices upon which they had been stored by you. You further represent and warrant that you have retained no hard or electronic copies of proprietary Company information related to, by way of example, trade secrets or business information. Notwithstanding the foregoing, personnel documents concerning your consulting work or your employment with the Company (comprised of your personal expense reports, tax-related documents, contracts, receipts, invoices and payments to you as a consultant, performance reviews, payment records and other documents to which you are entitled under Mass. Gen. L. c. 148, ¶149 (the “Personnel Records Statute”), as well as your privileged communications with your counsel may be retained by you.

16.	Severability. If any term of this Agreement is held to be invalid, void or unenforceable, the remainder of this Agreement will remain in full force and effect and will in no way be affected, and the parties will use their best efforts to find an alternate way to achieve the same result.

17.	Choice of Law. This Agreement will be construed and interpreted in accordance with the laws of the Commonwealth of Massachusetts (other than their choice-of-law provisions).

[INTENTIONALLY LEFT BLANK]

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18.	Execution. This Agreement may be executed in counterparts, each of which will be considered an original, but all of which together will constitute one agreement. Execution of a facsimile copy will have the same force and effect as execution of an original, and a facsimile signature will be deemed an original and valid signature.

Please indicate your agreement with the above terms by signing below.

Very truly yours,

HISTOGENICS CORPORATION

By:	/s/ Adam Gridley
Name:	Adam Gridley
Title:	President and Chief Executive Officer

I agree to the terms of this Agreement, and I am voluntarily signing this release of all claims. I acknowledge that I have read and understand this Agreement, and I understand that I cannot pursue any of the claims and rights that I have waived in this Agreement at any time in the future.

Signed:	/s/ Nancy M. Lynch, M.D.	Dated:	2/26/15
Nancy M. Lynch, M.D.

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EXHIBIT A

CONFIDENTIAL INFORMATION AND

INTELLECTUAL PROPERTY ASSIGNMENT AGREEMENT

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Exhibit A

CONFIDENTIAL INFORMATION AND

INTELLECTUAL PROPERTY ASSIGNMENT AGREEMENT

This Confidential Information and Intellectual Property Assignment Agreement (hereafter referred to as “Agreement”) dated as of September 27, 2013 by and between HISTOGENICS CORPORATION (hereinafter referred to as the “Company”), a Delaware Corporation having a place of business at 830 Winter Street, Waltham, MA 02451, and Nancy Lynch (hereinafter referred to as the “Employee”), a United States citizen/legal resident having a residence at 210 42nd Ave., San Mateo, CA 94403

The Company has requested that the Employee execute this Agreement, and the Employee has agreed to execute this Agreement as part of the terms of Employee being hired, or continued employment of Employee, by the Company;

The Company possesses certain Confidential Information, as defined below in Section 1.5 of this Agreement, that is confidential and proprietary to the Company;

The Employee may receive or come into possession of Confidential Information from time to time to carry out the Employee’s duties under the direction of the Company;

In furtherance of the foregoing, and in consideration of employment of Employee by the Company, the Company and the Employee agree as follows:

1. DEFINITIONS

For the purposes of this Agreement, the following terms shall have the following meanings:

1.1 “Company” means HISTOGENICS CORPORATION, its present or future subsidiaries, affiliates and any entity owned or controlled by or under common control, including any businesses that may be acquired or established after the execution of this Agreement and employment with the Company, and any successor-in-interest thereto or assignee thereof.

1.2 “Business of the Company” includes any services or products (including both generic and specific products) used, made, sold, offered for sale, developed, commenced or planned to be sold by the Company at any time during the Employee’s employment or used, made, sold, offered for sale, developed, commenced or planned to be sold by the Company using Confidential Information, Intellectual Property or Work Product after termination of the Employee’s employment either by the Employee or the Company.

1.3 “Person” and “Persons” mean all individuals, partnerships, corporations, limited liability companies, firms, businesses, organizations and other entities.

1.4 “Field of Research” means the development of procedures and products related to ex corpus, in situ, in vitro or in vivo growth of cells or tissue for use in a mammalian body such as the human body, including, by way of example and without limitation, methods of cartilage, ligament and tendon culture, autologous cultured cell technology, the biology of chondrocyte implantation, the applicability of such technology in the treatment of new indications and disease states, the development and identification of new indications and usages for the Company’s products and procedures, and any and all other procedures and products associated or used with ex corpus , in situ , in vitro or in vivo growth of cells or tissue for use in a mammalian body.

1.5 “Confidential Information” means:

(a) All information, ideas, trade secrets and all other confidential and proprietary information of the Company, including without limitation any and all information relating in any manner whatsoever to the Field of Research or the Business of the Company, financial information of the Company, the terms and formats of the Company’s contracts and agreements, information pertaining to the Company’s methods of operation, processes, strategies and techniques, customer lists, customer information, and information relating to employees of the Company, including but not limited to employees’ identities, home and business telephone and pager numbers, and addresses;

(b) Provided that the information: (i) becomes known to Employee as a consequence of Employee’s employment with the Company, or was wrongfully obtained by Employee, regardless of whether the information became known to Employee during or after working hours, or whether the information came into the Company’s possession through the efforts of Employee or others; and (ii) is not readily available to the public; and

(c) The definition of “Confidential Information” is intended to have the broadest meaning as permitted by law and extends beyond the definition of “trade secrets” as set forth in the Uniform Trade Secrets Act.

1.6 “Employee” means the individual signing this Agreement who is either currently employed by the Company or becoming an employee of the Company concurrently with the execution of this Agreement.

1.7 “Intellectual Property” means any and all ideas, Inventions, know how, improvements, discoveries, techniques, processes, original works of authorship, trade secrets and other subject matter developed or made by the Employee (solely or jointly with others) that may be protected, at least in part, by one or more of a patent, trademark, copyright, trade secret, trade dress or other legal protection in the United States or in any foreign country.

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1.8 “Inventions” means any and all discoveries, concepts, ideas, whether patentable or not patentable, including but not limited to processes, methods, formulae, software, techniques, algorithms, cells, tissues, organs, cell cultures, cell parts, organisms, natural or non-naturally occurring genetic materials such as DNA constructs, products, such as proteins, antibodies and the like, that are derived from or produced using natural or non-naturally occurring genetic materials, as well as improvements thereof or know-how related thereto, concerning any present or prospective activities of the Company with which the Employee becomes acquainted or gains knowledge of as a result of the Employee’s employment by the Company.

1.9 “Competing Organization” means any Person engaged in or about to become engaged in research on, development of, production, marketing, selling of, or offering for sale a Competing Product.

1.10 “Competing Product” means any product, process, good or service of any Person other than the Company, in existence or under development, which competes, directly or indirectly, with a product, process, good or service on or with which the Employee has worked for the Company or about which the Employee has Confidential Information.

1.11 “Work Product” means designs, drawings, software, photographs, plans, records, improvements, ideas and other subject matter relating thereto that is not considered by the Company to be Intellectual Property.

2. EMPLOYEE’S REPRESENTATIONS AND AGREEMENTS

2.1 Confidential Information and Goodwill: Solely as a result of employment with the Company, Employee will be given access to, become familiar with, and will acquire knowledge of the Company, its employees, operations, methods, sources of supply, financial information, the Field of Research, the Business of the Company and other Confidential Information of the Company. The Confidential Information has been and will continue to be developed through the Company’s investment of substantial time, effort and money. Employee recognizes that disclosure or use of Confidential Information for any purpose to any third party or Competing Organization would be greatly prejudicial and detrimental to the Company and would cause the Company to suffer immediate and irreparable injury. Employee further recognizes that Employee is in a position to unfairly convert or otherwise use the Company’s business and goodwill for use by Employee and a Competing Organization to produce, make, have made, sell, offer for sale, or import a Competing Product, and that such conversion or use would be greatly prejudicial to the Company, and would cause the Company to suffer immediate and irreparable injury.

2.2 Ownership of Employee Work Product: The Company and Employee agree:

(a) that the Company shall own in its entirety and have the entire right to use, made, have made, sell, offer for sale or import without the payment to the Employee of any royalty or amount or the provision of any consideration to Employee, other than continued employment of the Employee by the Company, all Work Product and all

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results of the performance by Employee of Employee’s duties and responsibilities as an employee of the Company. Employee specifically agrees that any Work Product made or conceived by Employee during the period of employment of Employee by the Company shall be delivered to and become the property of the Company; and

(b) that Employee is obligated to assign and will assign all right, title and interest in and to the Work Product to the Company, without the payment of any royalty or amount or the provision of any consideration to the Employee other than continued employment by the Company.

2.3 Employee Intellectual Property: Employee agrees that with respect to Intellectual Property made or conceived by the Employee, whether or not during the hour of Employee’s engagement or with the use of assistance of any Company facility, material, or personnel, either solely or jointly with others during Employee’s employment with the Company or within one year after termination of such employment, without payment, royalty or any other consideration to the Employee other than Employee’s wages or salary, therefore:

(a) The Employee shall inform the Company promptly and fully of all such Intellectual Property by written reports, setting forth in detail the procedures, steps, materials and the like employed and the results achieved. The Employee shall submit an invention disclosure report promptly after completion of any studies or research projects undertaken on the Company’s behalf, or funded at least in part by the Company, whether or not in the Employee’s opinion or view a given project has resulted in any Invention;

(b) The Employee hereby transfers, assigns and agrees to assign to the Company, without any royalty, payment or consideration other than Employee’s wages or salary which shall be considered full and adequate consideration, his or her entire right, title and interest in and to all Intellectual Property and to applications for United States and foreign patent applications and patents granted thereon and to any trademarks, trade dress or copyrightable material related thereto;

(c) The Employee agrees for himself or herself and his or her heirs, representatives, successors in interest, and assigns, upon request of the Company, at all times to perform such acts, such as providing testimony in support of the Employee’s inventorship and to execute and deliver promptly to the Company such papers, instruments and documents, without expense to him or her, as from time to time may be necessary or useful in the Company’s opinion to apply for, secure, maintain, enforce, reissue, extend or defend the Company’s worldwide rights in any Intellectual Property so as to secure to the Company the full benefits of the Intellectual Property and otherwise to carry into full force and effect the text and the assignment described above;

(d) The Employee warrants and represents to the Company that he or she is not subject to any agreement, government contract, government grant or university policy inconsistent with this Agreement. The Employee agrees not to conduct any research or other work subject to this Agreement other than at the Company’s facilities and further agrees not to use any such research facilities, materials or personnel of any university or other Person not rented, leased or otherwise hired by the Company in connection with such work; and

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(e) The Employee acknowledges that any copyrightable work created by Employee during the period of Employee’s employment relationship with the Company shall be considered a work made for hire, and rights therein shall be the exclusive property of the Company as author and owner of the copyright in and to such work.

2.4 Shop Rights: Notwithstanding any provision herein that may create greater rights, Employee acknowledges that the Company shall have the royalty-free right to use in its business, and to make, have made, use, sell, offer for sale or import products, processes and services derived from or related to any Intellectual Property or Work Product that are made or conceived by the Employee during his or her employment by the Company or with the use or assistance of the Company’s facilities or funded, at least in part, with Company funds.

3. NON-DISCLOSURE OF CONFIDENTIAL INFORMATION: At no time, either during or after the termination of employment, shall Employee directly or indirectly obtain, disclose, reveal or use for Employee or any Person or Competing Organization, or aid others in obtaining, disclosing, revealing or using any Confidential Information of the Company, other than as may be required in the performance of duties for and as authorized by the Company. All Confidential Information is and shall remain the sole property of the Company.

4. NONDISCLOSURE OF OTHER INFORMATION: The Company and Employee acknowledge and agree that:

(a) Employee may be aware of certain other confidential information of one or more third parties (the “Third Party Confidential Information”).

(b) The Company and Employee further acknowledge and agree that the Company has not requested that Employee disclose to the Company any Third Party Confidential Information and, in fact, the Company requires that Employee refrain at all times during the period of the employment relationship between the Company and Employee from using, disclosing or revealing to the Company any Third Party Confidential Information.

(c) Employee agrees that at all times during the period of the employment relationship between Employee and the Company, Employee shall refrain from using, disclosing or revealing to the Company any Third Party Confidential Information.

5. NON-SOLICITATION COVENANT: During Employee’s employment and for the one (1) year period following the termination thereof, Employee will not:

(a) directly or indirectly, on behalf of Employee or for any other Person (other than the Company), hire, entice, induce, encourage or solicit, or attempt to hire, entice, induce, encourage or solicit any employee to leave the Company’s employ; or

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(b) cause or attempt to cause any employee of the Company to become employed by any Person associated with a Competing Organization or engaged in the Business of the Company; or

(c) solicit or accept business, directly or indirectly, related to product or services competitive with those of the Company, from any of the Company’s customers with whom the Employee has contact within one (1) year prior to Employee’s termination.

6. NON-COMPETE COVENANT: Employee agrees that for a period of one (1) year after termination of employment, Employee will not compete, directly or indirectly, with the Company in the Field of Cartilage Regeneration and Repair. Competition includes, but is not limited to, the design, development, production, promotion, offering for sale or sale of product or services competitive with those of the Company in the Field of Cartilage Regeneration and Repair.

7. RETURN OF COMPANY PROPERTY AND CONFIDENTIAL INFORMATION: All records, files photo/videographic materials, customer lists, supplier lists, software, keys, equipment, credit cards or other tangible material, and all other documents, including but not limited to Confidential Information, relating to the Business of the Company (collectively “property”) that Employee receives, acquires, produces or has access to during employment, are the exclusive property of the Company. Upon termination of Employee’s employment, Employee shall return to the Company all property and all Confidential Information of the Company and all copies thereof in Employee’s possession or control regardless of how such property or Confidential Information is obtained or maintained.

8. REMEDIES FOR BREACH: Employee agrees that any breach of this Agreement by Employee will cause the Company to suffer immediate and irreparable injury, for which there is no adequate remedy at law. In the event of a breach or threatened breach of any of the terms of the Agreement, the Company shall be entitled to seek and obtain enforcement of this Agreement in a court of competent jurisdiction by means of a decree of specific performance, an injunction without posting a bond or the requirement of any other guarantee, and any other form of equitable relief. Employee consents to the entry of such an order. This provision is in addition to and does not replace any other remedies the Company may have at law or in equity, including the right to receive monetary damages. Employee shall reimburse the Company for all reasonable attorneys’ fees and costs incurred by the Company in enforcing this Agreement.

9. SURVIVAL; SEVERABILITY AND ENFORCEABILITY: This Agreement shall survive the termination of Employee’s employment with the Company. It is the intention of the parties that this Agreement shall be enforceable to the fullest extent allowed by law. This Agreement is devisable and separable so that if any provision shall be held to be invalid, unlawful or enforceable, such holding shall not impair the remaining provisions. If any provision is held to be too broad or unreasonable in duration, scope or character of restriction to be enforced, such provision shall be amended or modified (including “blue pencilled”) to the extent necessary to legally enforce such provision to the fullest extent permitted by law. This Agreement, including the rights and obligations hereunder including all rights of enforcement, may be transferred and/or assigned to the Company.

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10. EMPLOYEE’S OPPORTUNITY OF INDEPENDENT REVIEW OF THIS AGREEMENT PRIOR TO EXECUTION : Employee acknowledges that he or she has been provided the opportunity by the Company to have this Agreement reviewed by an attorney or counsel of Employee’s own choosing prior to signing this Agreement.

11. APPLICABLE LAW: This Agreement shall be construed and governed for all purposes under the laws of the Commonwealth of Massachusetts without regard to conflict of law principles.

12. ENTIRE AGREEMENT: This Agreement constitutes the entire understanding between the parties and supersedes all prior understandings, oral or written discussions and representations ever made, and agreements executed by Employee relating to this subject matter. No amendment, waiver or revocation of this Agreement shall be effective unless set forth in writing expressly stating the amendment, waiver or revocation and signed by Employee and an authorized officer of the Company.

IN WITNESS WHEREOF, the parties have executed this Agreement on the day and year noted above.

For:	/s/ Nancy Lynch	For:	HISTOGENICS CORPORATION

		By:	/s/ Kevin McArdle

10/15/13		Chief Financial Officer
Date		Title

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EXHIBIT B

INDEMNITY AGREEMENT

INDEMNITY AGREEMENT

THIS INDEMNITY AGREEMENT (this “Agreement”) dated as of January 5, 2015, is made by and between Histogenics Corporation, a Delaware corporation (the “Company”), and Nancy Lynch (“Indemnitee”).

RECITALS:

A.    The Company desires to attract and retain the services of highly qualified individuals as directors, officers, employees and agents.

B.    The Company’s bylaws (the “Bylaws”) require that the Company indemnify its directors, and empowers the Company to indemnify its officers, employees and agents, as authorized by the Delaware General Corporation Law, as amended (the “Code”), under which the Company is organized and such Bylaws expressly provide that the indemnification provided therein is not exclusive and contemplates that the Company may enter into separate agreements with its directors, officers and other persons to set forth specific indemnification provisions.

C.    Indemnitee does not regard the protection currently provided by applicable law, the Company’s governing documents and available insurance as adequate under the present circumstances, and the Company has determined that Indemnitee and other directors, officers, employees and agents of the Company may not be willing to serve or continue to serve in such capacities without additional protection.

D.    The Company desires and has requested Indemnitee to serve or continue to serve as a director, officer, employee or agent of the Company, as the case may be, and has proffered this Agreement to Indemnitee as an additional inducement to serve in such capacity.

E.    Indemnitee is willing to serve, or to continue to serve, as a director, officer, employee or agent of the Company, as the case may be, if Indemnitee is furnished the indemnity provided for herein by the Company.

AGREEMENT:

NOW THEREFORE, in consideration of the mutual covenants and agreements set forth herein, the parties hereto, intending to be legally bound, hereby agree as follows:

1. Definitions.

(a)	Agent. For purposes of this Agreement, the term “agent” of the Company means any person who: (i) is or was a director, officer, employee or other fiduciary of the Company or a subsidiary of the Company; or (ii) is or was serving at the request or for the convenience of, or representing the interests of, the Company or a subsidiary of the Company, as a director, officer, employee or other fiduciary of a foreign or domestic corporation, partnership, joint venture, trust or other enterprise.

(b)	Expenses. For purposes of this Agreement, the term “expenses” shall be broadly construed and shall include, without limitation, all direct and indirect costs of any type or nature whatsoever (including, without limitation, all attorneys’, witness, or other professional fees and related disbursements, and other out-of-pocket costs of whatever nature), actually and reasonably incurred by Indemnitee in connection with the investigation, defense or appeal of a proceeding or establishing or enforcing a right to indemnification under this Agreement, the Code or otherwise, and amounts paid in settlement by or on behalf of Indemnitee, but shall not include any judgments, fines or penalties actually levied against Indemnitee for such individual’s violations of law. The term “expenses” shall also include reasonable compensation for time spent by Indemnitee for which he is not compensated by the Company or any subsidiary or third party (i) for any period during which Indemnitee is not an agent, in the employment of, or providing services for compensation to, the Company or any subsidiary; and (ii) if the rate of compensation and estimated time involved is approved by the directors of the Company who are not parties to any action with respect to which expenses are incurred, for Indemnitee while an agent of, employed by, or providing services for compensation to, the Company or any subsidiary.

(c)	Proceedings. For purposes of this Agreement, the term “proceeding” shall be broadly construed and shall include, without limitation, any threatened, pending, or completed action, suit, arbitration, alternate dispute resolution mechanism, investigation, inquiry, administrative hearing or any other actual, threatened or completed proceeding, whether brought in the right of the Company or otherwise and whether of a civil, criminal, administrative or investigative nature, and whether formal or informal in any case, in which Indemnitee was, is or will be involved as a party or otherwise by reason of: (i) the fact that Indemnitee is or was a director or officer of the Company; (ii) the fact that any action taken by Indemnitee or of any action on Indemnitee’s part while acting as director, officer, employee or agent of the Company; or (iii) the fact that Indemnitee is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, and in any such case described above, whether or not serving in any such capacity at the time any liability or expense is incurred for which indemnification, reimbursement, or advancement of expenses may be provided under this Agreement.

(d)	Subsidiary. For purposes of this Agreement, the term “subsidiary” means any corporation or limited liability company of which more than 50% of the outstanding voting securities or equity interests are owned, directly or indirectly, by the Company and one or more of its subsidiaries, and any other corporation, limited liability company, partnership, joint venture, trust, employee benefit plan or other enterprise of which Indemnitee is or was serving at the request of the Company as a director, officer, employee, agent or fiduciary.

(e)

Independent Counsel. For purposes of this Agreement, the term “independent counsel” means a law firm, or a partner (or, if applicable, member) of such a law firm, that is experienced in matters of corporation law and neither presently is, nor in the past five (5) years has been, retained to represent: (i) the Company or Indemnitee in any matter material to either such party, or (ii) any other party to the proceeding giving rise to a claim for indemnification hereunder. Notwithstanding the foregoing, the term “independent counsel” shall not include any person who, under the applicable standards of professional conduct then prevailing, would have a conflict of interest in representing either the Company or Indemnitee in an action to determine Indemnitee’s rights under this Agreement.

2. Agreement to Serve. Indemnitee will serve, or continue to serve, as a director, officer, employee or agent of the Company or any subsidiary, as the case may be, faithfully and to the best of his or her ability, at the will of such corporation (or under separate agreement, if such agreement exists), in the capacity Indemnitee currently serves as an agent of such corporation, so long as Indemnitee is duly appointed or elected and qualified in accordance with the applicable provisions of the Bylaws or other applicable charter documents of such corporation, or until such time as Indemnitee tenders his or her resignation in writing; provided, however, that nothing contained in this Agreement is intended as an employment agreement between Indemnitee and the Company or any of its subsidiaries or to create any right to continued employment of Indemnitee with the Company or any of its subsidiaries in any capacity.

The Company acknowledges that it has entered into this Agreement and assumes the obligations imposed on it hereby, in addition to and separate from its obligations to Indemnitee under the Bylaws, to induce Indemnitee to serve, or continue to serve, as a director, officer, employee or agent of the Company, and the Company acknowledges that Indemnitee is relying upon this Agreement in serving as a director, officer, employee or agent of the Company.

3. Indemnification.

(a)	Indemnification in Third Party Proceedings. Subject to Section 10 below, the Company shall indemnify Indemnitee to the fullest extent permitted by the Code, as the same may be amended from time to time (but, only to the extent that such amendment permits Indemnitee to broader indemnification rights than the Code permitted prior to adoption of such amendment), if Indemnitee is a party to or threatened to be made a party to or otherwise involved in any proceeding, for any and all expenses, actually and reasonably incurred by Indemnitee in connection with the investigation, defense, settlement or appeal of such proceeding.

(b)	Indemnification in Derivative Actions and Direct Actions by the Company. Subject to Section 10 below, the Company shall indemnify Indemnitee to the fullest extent permitted by the Code, as the same may be amended from time to time (but, only to the extent that such amendment permits Indemnitee to broader indemnification rights than the Code permitted prior to adoption of such amendment), if Indemnitee is a party to or threatened to be made a party to or otherwise involved in any proceeding by or in the right of the Company to procure a judgment in its favor, against any and all expenses actually and reasonably incurred by Indemnitee in connection with the investigation, defense, settlement, or appeal of such proceedings.

4. Indemnification of Expenses of Successful Party. Notwithstanding any other provision of this Agreement, to the extent that Indemnitee has been successful on the merits or otherwise in defense of any proceeding or in defense of any claim, issue or matter therein, including the dismissal of any action without prejudice, the Company shall indemnify Indemnitee against all expenses actually and reasonably incurred in connection with the investigation, defense or appeal of such proceeding.

5. Partial Indemnification. If Indemnitee is entitled under any provision of this Agreement to indemnification by the Company for some or a portion of any expenses actually and reasonably incurred by Indemnitee in the investigation, defense, settlement or appeal of a proceeding, but is precluded by applicable law or the specific terms of this Agreement to indemnification for the total amount thereof, the Company shall nevertheless indemnify Indemnitee for the portion thereof to which Indemnitee is entitled.

6. Advancement of Expenses. To the extent not prohibited by law, the Company shall advance the expenses incurred by Indemnitee in connection with any proceeding, and such advancement shall be made within twenty (20) days after the receipt by the Company of a statement or statements requesting such advances (which shall include invoices received by Indemnitee in connection with such expenses but, in the case of invoices in connection with legal services, any references to legal work performed or to expenditures made that would cause Indemnitee to waive any privilege accorded by applicable law shall not be included with the invoice) and upon request of the Company, an undertaking to repay the advancement of expenses if and to the extent that it is ultimately determined by a court of competent jurisdiction in a final judgment, not subject to appeal, that Indemnitee is not entitled to be indemnified by the Company. Advances shall be unsecured, interest free and without regard to Indemnitee’s ability to repay the expenses. Advances shall include any and all expenses actually and reasonably incurred by Indemnitee pursuing an action to enforce Indemnitee’s right to indemnification under this Agreement, or otherwise and this right of advancement, including expenses incurred preparing and forwarding statements to the Company to support the advances claimed. Indemnitee acknowledges that the execution and delivery of this Agreement shall constitute an undertaking providing that Indemnitee shall, to the fullest extent required by law, repay the advance if and to the extent that it is ultimately determined by a court of competent jurisdiction in a final judgment, not subject to appeal, that Indemnitee is not entitled to be indemnified by the Company. The right to advances under this Section shall continue until final disposition of any proceeding, including any appeal therein. This Section 6 shall not apply to any claim made by Indemnitee for which indemnity is excluded pursuant to Section 10(b).

7. Notice and Other Indemnification Procedures.

(a)	Notification of Proceeding. Indemnitee will notify the Company in writing promptly upon being served with any summons, citation, subpoena, complaint, indictment, information or other document relating to any proceeding or matter which may be subject to indemnification or advancement of expenses covered hereunder. The failure of Indemnitee to so notify the Company shall not relieve the Company of any obligation which it may have to Indemnitee under this Agreement or otherwise.

(b)	Request for Indemnification and Indemnification Payments. Indemnitee shall notify the Company promptly in writing upon receiving notice of nay demand, judgment or other requirement for payment that Indemnitee reasonably believes to the subject to indemnification under the terms of this Agreement, and shall request payment thereof by the Company. Indemnification payments requested by Indemnitee under Section 3 hereof shall be made by the Company no later than sixty (60) days after receipt of the written request of Indemnitee. Claims for advancement of expenses shall be made under the provisions of Section 6 herein.

(c)	Application for Enforcement. In the event the Company fails to make timely payments as set forth in Sections 6 or 7(b) above, Indemnitee shall have the right to apply to any court of competent jurisdiction for the purpose of enforcing Indemnitee’s right to indemnification or advancement of expenses pursuant to this Agreement. In such an enforcement hearing or proceeding, the burden of proof shall be on the Company to prove by that indemnification or advancement of expenses to Indemnitee is not required under this Agreement or permitted by applicable law. Any determination by the Company (including its Board of Directors, stockholders or independent counsel) that Indemnitee is not entitled to indemnification hereunder, shall not be a defense by the Company to the action nor create any presumption that Indemnitee is not entitled to indemnification or advancement of expenses hereunder.

(d)	Indemnification of Certain Expenses. The Company shall indemnify Indemnitee against all expenses incurred in connection with any hearing or proceeding under this Section 7 unless the Company prevails in such hearing or proceeding on the merits in all material respects.

8. Assumption of Defense. In the event the Company shall be requested by Indemnitee to pay the expenses of any proceeding, the Company, if appropriate, shall be entitled to assume the defense of such proceeding, or to participate to the extent permissible in such proceeding, with counsel reasonably acceptable to Indemnitee. Upon assumption of the defense by the Company and the retention of such counsel by the Company, the Company shall not be liable to Indemnitee under this Agreement for any fees of counsel subsequently incurred by Indemnitee with respect to the same proceeding, provided that Indemnitee shall have the right to employ separate counsel in such proceeding at Indemnitee’s sole cost and expense. Notwithstanding the foregoing, if Indemnitee’s counsel delivers a written notice to the Company stating that such counsel has reasonably concluded that there may be a conflict of interest between the Company and Indemnitee in the conduct of any such defense or the Company shall not, in fact, have employed counsel or otherwise actively pursued the defense of such proceeding within a reasonable time, then in any such event the fees and expenses of Indemnitee’s counsel to defend such proceeding shall be subject to the indemnification and advancement of expenses provisions of this Agreement.

9. Insurance. To the extent that the Company maintains an insurance policy or policies providing liability insurance for directors, officers, employees, or agents of the Company or of any subsidiary (“D&O Insurance”), Indemnitee shall be covered by such policy or policies in accordance with its or their terms to the maximum extent of the coverage available for any such director, officer, employee or agent under such policy or policies. If, at the time of the receipt of a notice of a claim pursuant to the terms hereof, the Company has D&O Insurance in effect, the Company shall give prompt notice of the commencement of such proceeding to the insurers in accordance with the procedures set forth in the respective policies. The Company shall thereafter take all necessary or desirable action to cause such insurers to pay, on behalf of Indemnitee, all amounts payable as a result of such proceeding in accordance with the terms of such policies.

10. Exceptions.

(a)	Certain Matters. Any provision herein to the contrary notwithstanding, the Company shall not be obligated pursuant to the terms of this Agreement to indemnify Indemnitee on account of any proceeding with respect to (i) remuneration paid to Indemnitee if it is determined by final judgment or other final adjudication that such remuneration was in violation of law (and, in this respect, both the Company and Indemnitee have been advised that the Securities and Exchange Commission believes that indemnification for liabilities arising under the federal securities laws is against public policy and is, therefore, unenforceable and that claims for indemnification should be submitted to appropriate courts for adjudication, as indicated in Section 10(d) below); (ii) a final judgment rendered against Indemnitee for an accounting, disgorgement or repayment of profits made from the purchase or sale by Indemnitee of securities of the Company against Indemnitee or in connection with a settlement by or on behalf of Indemnitee to the extent it is acknowledged by Indemnitee and the Company that such amount paid in settlement resulted from Indemnitee’s conduct from which Indemnitee received monetary personal profit pursuant to the provisions of Section 16(b) of the Securities Exchange Act of 1934, as amended, or other provisions of any federal, state or local statute or rules and regulations thereunder; (iii) a final judgment or other final adjudication that Indemnitee’s conduct was in bad faith, knowingly fraudulent or deliberately dishonest or constituted willful misconduct (but only to the extent of such specific determination); or (iv) on account of conduct that is established by a final judgment as constituting a breach of Indemnitee’s duty of loyalty to the Company or resulting in any personal profit or advantage to which Indemnitee is not legally entitled. For purposes of the foregoing sentence, a final judgment or other adjudication may be reached in either the underlying proceeding or action in connection with which indemnification is sought or a separate proceeding or action to establish rights and liabilities under this Agreement.

(b)	Claims Initiated by Indemnitee. Any provision herein to the contrary notwithstanding, the Company shall not be obligated to indemnify or advance expenses to Indemnitee with respect to proceedings or claims initiated or brought by Indemnitee against the Company or its directors, officers, employees or other agents and not by way of defense, except (i) with respect to proceedings brought to establish or enforce a right to indemnification under this Agreement or under any other agreement, provision in the Bylaws or Certificate of Incorporation or applicable law, or (ii) with respect to any other proceeding initiated by Indemnitee that is either approved by the Board of Directors or Indemnitee’s participation is required by applicable law. However, indemnification or advancement of expenses may be provided by the Company in specific cases if the Board of Directors determines it to be appropriate.

(c)

Unauthorized Settlements. Any provision herein to the contrary notwithstanding, the Company shall not be obligated pursuant to the terms of this Agreement to indemnify Indemnitee under this Agreement for any amounts paid in settlement of a proceeding effected without the Company’s written consent. Neither the Company nor Indemnitee shall unreasonably withhold consent to any proposed settlement; provided, however, that the Company may in any event decline to consent to (or to otherwise admit or agree to any liability for indemnification hereunder in respect of) any proposed settlement if the Company is also a party in such proceeding and determines in good faith that such settlement is not in the best interests of the Company and its stockholders.

(d)	Securities Act Liabilities. Any provision herein to the contrary notwithstanding, the Company shall not be obligated pursuant to the terms of this Agreement to indemnify Indemnitee or otherwise act in violation of any undertaking appearing in and required by the rules and regulations promulgated under the Securities Act of 1933, as amended (the “Act”), or in any registration statement filed with the SEC under the Act. Indemnitee acknowledges that paragraph (h) of Item 512 of Regulation S-K currently generally requires the Company to undertake in connection with any registration statement filed under the Act to submit the issue of the enforceability of Indemnitee’s rights under this Agreement in connection with any liability under the Act on public policy grounds to a court of appropriate jurisdiction and to be governed by any final adjudication of such issue. Indemnitee specifically agrees that any such undertaking shall supersede the provisions of this Agreement and to be bound by any such undertaking.

11. Nonexclusivity; Priority of Payment and Survival of Rights.

(a)	The provisions for indemnification and advancement of expenses set forth in this Agreement shall not be deemed exclusive of any other rights which Indemnitee may at any time be entitled under any provision of applicable law, the Company’s Certificate of Incorporation, Bylaws or other agreements, both as to action in Indemnitee’s official capacity and Indemnitee’s action as an agent of the Company, in any court in which a proceeding is brought, and Indemnitee’s rights hereunder shall continue after Indemnitee has ceased acting as an agent of the Company and shall inure to the benefit of the heirs, executors, administrators and assigns of Indemnitee. The obligations and duties of the Company to Indemnitee under this Agreement shall be binding on the Company and its successors and assigns until terminated in accordance with its terms. The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Company, expressly to assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform if no such succession had taken place.

(b)	No amendment, alteration or repeal of this Agreement or of any provision hereof shall limit or restrict any right of Indemnitee under this Agreement in respect of any action taken or omitted by such Indemnitee in his or her corporate status prior to such amendment, alteration or repeal. To the extent that a change in the Code, whether by statute or judicial decision, permits greater indemnification or advancement of expenses than would be afforded currently under the Company’s Certificate of Incorporation, Bylaws and this Agreement, it is the intent of the parties hereto that Indemnitee shall enjoy by this Agreement the greater benefits so afforded by such change. No right or remedy herein conferred is intended to be exclusive of any other right or remedy, and every other right and remedy shall be cumulative and in addition to every other right and remedy given hereunder or now or hereafter existing at law or in equity or otherwise. The assertion or employment of any right or remedy hereunder, or otherwise, by Indemnitee shall not prevent the concurrent assertion or employment of any other right or remedy by Indemnitee.

12. Term. This Agreement shall continue until and terminate upon the later of: (a) five (5) years after the date that Indemnitee shall have ceased to serve as a director or and/or officer, employee or agent of the Company; or (b) one (1) year after the final termination of any proceeding, including any appeal then pending, in respect to which Indemnitee was granted rights of indemnification or advancement of expenses hereunder.

No legal action shall be brought and no cause of action shall be asserted by or in the right of the Company against an Indemnitee or an Indemnitee’s estate, spouse, heirs, executors or personal or legal representatives after the expiration of five (5) years from the date of accrual of such cause of action, and any claim or cause of action of the Company shall be extinguished and deemed released unless asserted by the timely filing of a legal action within such five-year period; provided, however, that if any shorter period of limitations is otherwise applicable to such cause of action, such shorter period shall govern.

13. Subrogation. In the event of any payment under this Agreement, the Company shall be subrogated to the extent of such payment to all of the rights of recovery of Indemnitee, who, at the request and expense of the Company, shall execute all papers required and shall do everything that may be reasonably necessary to secure such rights, including the execution of such documents necessary to enable the Company effectively to bring suit to enforce such rights.

14. Interpretation of Agreement. It is understood that the parties hereto intend this Agreement to be interpreted and enforced so as to provide indemnification to Indemnitee to the fullest extent now or hereafter permitted by law.

15. Severability. If any provision of this Agreement shall be held to be invalid, illegal or unenforceable for any reason whatsoever, (a) the validity, legality and enforceability of the remaining provisions of the Agreement (including without limitation, all portions of any paragraphs of this Agreement containing any such provision held to be invalid, illegal or unenforceable, that are not themselves invalid, illegal or unenforceable) shall not in any way be affected or impaired thereby; and (b) to the fullest extent possible, the provisions of this Agreement (including, without limitation, all portions of any paragraph of this Agreement containing any such provision held to be invalid, illegal or unenforceable, that are not themselves invalid, illegal or unenforceable) shall be construed so as to give effect to the intent manifested by the provision held invalid, illegal or unenforceable and to give effect to Section 14 hereof.

16. Amendment and Waiver. No supplement, modification, amendment, or cancellation of this Agreement shall be binding unless executed in writing by the parties hereto. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision hereof (whether or not similar) nor shall such waiver constitute a continuing waiver.

17. Notice. Except as otherwise provided herein, any notice or demand which, by the provisions hereof, is required or which may be given to or served upon the parties hereto shall be in writing and, if by telegram, telecopy or telex, shall be deemed to have been validly served, given or delivered when sent, if by overnight delivery, courier or personal delivery, shall be deemed to have been validly served, given or delivered upon actual delivery and, if mailed, shall be deemed to have been validly served, given or delivered three (3) business days after deposit in the United States mail, as registered or certified mail, with proper postage prepaid and addressed to the party or parties to be notified at the addresses set forth on the signature page of this Agreement (or such other address(es) as a party may designate for itself by like notice). If to the Company, notices and demands shall be delivered to the attention of the Secretary of the Company.

18. Governing Law. This Agreement shall be governed exclusively by and construed according to the laws of the Commonwealth of Massachusetts, as applied to contracts between Massachusetts residents entered into and to be performed entirely within Massachusetts.

19. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall for all purposes be deemed to be an original but all of which together shall constitute but one and the same Agreement. Only one such counterpart need be produced to evidence the existence of this Agreement.

20. Headings. The headings of the sections of this Agreement are inserted for convenience only and shall not be deemed to constitute part of this Agreement or to affect the construction hereof.

21. Entire Agreement. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements, understandings and negotiations, written and oral, between the parties with respect to the subject matter of this Agreement; provided, however, that this Agreement is a supplement to and in furtherance of the Company’s Certificate of Incorporation, Bylaws, the Code and any other applicable law, and shall not be deemed a substitute therefor, and does not diminish or abrogate any rights of Indemnitee thereunder.

22. Amendment and Restatement of Prior Agreement. Upon the effectiveness of this Agreement, the Prior Agreement shall be amended and restated in its entirety and be of no further force and effect, and shall be superseded and replaced in its entirety by this Agreement.

IN WITNESS WHEREOF, the parties hereto have entered into this Agreement effective as of the date first above written.

COMPANY

HISTOGENICS CORPORATION

	By:	/s/ Adam Gridley
Adam Gridley
President and Chief Executive Office

INDEMNITEE

/s/ Nancy M. Lynch, M.D.
	Name:	Nancy M. Lynch, M.D.

Address:	210 42nd Avenue
San Mateo, CA 94403

SIGNATURE PAGE TO HISTOGENICS CORPORATION

INDEMNITY AGREEMENT

EXHIBIT C

STATEMENT BY PARTIES

With the culmination of the Company’s recent initial public offering, Dr. Lynch’s role with the Company, primarily directed at supporting the financing process, is complete. In her capacity as Chief Medical Officer, Dr. Lynch made valuable contributions to the Company as a consultant and as an employee, and Dr. Lynch and the Company wish each other success in their future endeavors.